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                                                                    Exhibit 99.1

                             ARISTA INVESTORS CORP.
                                 116 John Street
                            New York, New York 10038


                                                             September ___, 1998

Mr. Stanley S. Mandel
45 Sutton Place South
New York, New York 10022

Dear Stanley:

         This letter will confirm our agreement with respect to your relationship with Arista Investors Corp., a Delaware corporation (the "Company"), which shall be effective (the "Effective Date") upon the closing date (the "Closing Date") of the sale of substantially all of the Company's assets pursuant to an Assumption Reinsurance Agreement by and among Arista Insurance Company (a wholly-owned subsidiary of the Company), the Company and The Guardian Life Insurance Company of America ("The Guardian").

         In connection with the foregoing, we agree that:

         1.       Employment With the Company.

                  (a) During the period commencing on the Effective Date and ending on the later to occur of (i) the second anniversary of the Effective Date, or (ii) the termination date of that certain Administrative Services Agreement between the Company and The Guardian (the "Administrative Services Agreement"), (hereinafter referred to as the "Employment Period"), you shall serve as President of the Company, subject to the terms and conditions specified herein; provided, however,

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that the Employment Period shall terminate not later than the fifth anniversary of the Effective Date, subject to the conditions set forth in paragraph 2(b).

                  (b) Notwithstanding anything contained herein to the contrary, in the event this Agreement is being terminated pursuant to either paragraph 1(a)(i) or 1(a)(ii) (the "Proposed Termination"), the Company or such successor or surviving corporation, at its sole option, shall have the right to elect to extend the Employment Period for up to three additional one-year periods upon not less than sixty (60) days prior written notice mailed to you prior to the Proposed Termination; provided, however, that the Employment Period shall terminate not later than the fifth anniversary of the Effective Date, subject to the conditions set forth in paragraph 2(b).

                  (c) As President you shall assist, to the best of your ability, in the operation of the Company, which shall include, but shall not be limited to, the sale, promotion and development of the products and business of the Company. You shall have the powers and duties commonly ascribed to a senior executive officer of a corporation and shall report to and shall be responsible to the Board of Directors of the Company. During the Employment Period, the Board of Directors agrees to nominate you for election to the Company's Board of Directors.

                  (d) Except during vacation periods or absences due to temporary illness, you shall devote substantially all of your business time, attention and energies to your duties and responsibilities hereunder and, except for business trips which shall be necessary or desirable in connection with the Company's business, shall render such services at the principal office of the Company. Nothing herein contained shall prevent or be construed as preventing you from holding or purchasing up to five (5%) percent of any class of stock or securities of any corporation which is listed on a national securities exchange or is regularly traded in the over-the-counter market, or

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from holding or making other investments in or from participating in any other business venture, so long as no such investment or participation in such business venture shall involve any requirement that you devote substantial time during normal business hours thereto and, so long as such investment or your participation in such business venture does not involve any conflict with your duties or obligations to the Company as provided in this Agreement.

         2.       Compensation.

                  (a) In consideration for services to be rendered by you hereunder during the Employment Period:

                           (i) You shall receive a salary at the rate of One
Hundred and Eighty-Five Thousand Dollars ($185,000) per annum, which salary shall be subject to all applicable federal, state and other tax withholdings. Such salary shall be paid to you in twenty-six (26) equal bi-weekly installments, payable in arrears or on such other basis as other employees of the Company generally are paid;

                           (ii) With respect to the period commencing January 1
of each fiscal year of the Company, commencing with the fiscal year beginning January 1, 1999, and ending on December 31 of each fiscal year or the portion of such fiscal year during which you are an employee of the Company (each a "Bonus Period"), the Company will pay to you as additional compensation no later than One Hundred Twenty (120) days after the end of such fiscal year, such bonus in light of your contributions to the Company's performance for such Bonus Period. Such bonus shall be based upon a weighted formula to be determined by the Company's Board of Directors. The weighted formula referred to herein to be applied by the Board of Directors for the bonus to be paid by the Company to you for any Bonus Period will be equal to eight percent (8%) of the Company's

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annual earnings before income taxes from third party administration operations for such Bonus Period. As used herein, the term "earnings before income taxes from third party administration operations" shall mean the income of the Company's current operations before taxes and extraordinary or non-recurring items from third party administration operations for such Bonus Period.

                           (iii) In recognition of your services to the Company,
it is contemplated that the Company may, but shall not be obligated to, grant stock options to you to purchase shares of the Company's Class A Common Stock when, and if, determined by the Board of Directors of the Company.

                  (b) In the event this Agreement shall terminate in the manner contemplated in sub-paragraph 8(b)(v), the Company shall have the option, exercisable on sixty (60) days prior written notice, to advise you that the Company has elected to cause you not to engage in any activity described in sub-paragraph 8(a)(i) and 8(a)(ii) for a period of twelve (12) months following the date of such termination in consideration of the payment by the Company of the sum of One Hundred Eighty-Five Thousand Dollars ($185,000) to you, which payment shall be paid to you in twelve (12) equal monthly installments, payable on the first day of the month, commencing in the month subsequent to the month in which your employment with the Company terminates. In the event the Company fails to send such written notice to you, such failure shall be deemed to be an election by the Company not to require you to forebear from engaging in any of the activities described in sub-paragraph 8(a)(i) and 8(a)(ii) from and after the date of such termination.

         3. Fringe Benefits. You shall be entitled to participate in any and all insurance fringe benefits and/or retirement plans generally afforded to the other executives of the Company (to the

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extent you otherwise qualify therefor under the specific terms and conditions of each such benefit or plan) including, without limitation, group disability insurance, life insurance, medical insurance and pension plans which are, or which may become available generally to senior executive officers of the Company. You shall be entitled to four (4) weeks vacation during each twelve
(12) month period falling within the Employment Period, to be taken at such time or times as the reasonable needs of the Company's business shall allow.

                  4.       Reimbursement of Expenses.

                  (a) The Company shall reimburse you for all reasonable expenses incurred in connection with the promotion of the business of the Company, including expenses for travel, entertainment and similar expenses incurred by you on the Company's behalf. No such reimbursement shall be made except upon the presentation by you of an itemized account of such expenses or other evidence thereof for which reimbursement then is being sought, all in form reasonably satisfactory to the Company.

                  (b) The Company shall provide a Five Thousand Dollar ($5,000) nonallocated expense allowance for expenses incurred by you in carrying on the business of the Company for each twelve (12) month period falling within the Employment Period, payable in twelve (12) equal monthly installments on the first (1st) day of each month falling within the Employment Period.

         5. Termination of Employment. During the Employment Period, your employment may be terminated by the Board of Directors of the Company on the occurrence of any one or more of the following events:

                  (a)      Your death;

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                  (b) Your failure substantially to perform your duties and
responsibilities hereunder owing to physical or mental incapacity (hereinafter referred to as a "disability"), which disability shall continue for more than six (6) consecutive months;

                  (c) For "Cause," which shall mean (i) your willful failure substantially to perform your duties hereunder, for reasons other than death or disability; (ii) your willful engaging in misconduct materially injurious to the Company; or (iii) your commission of an act constituting common law fraud or a felony against the Company;

                  (d) A "Change of Control" of the Company, in accordance with paragraph 9 below; or

                  (e) Pursuant to the provisions of paragraph 1(a) above, upon the termination of the Administrative Services Agreement.

         6. Indemnity. The Company shall indemnify you and hold you harmless from any and all liability arising out of any act or failure to act undertaken by you in good faith while performing services for the Company and shall use its best efforts to obtain coverage for you under any insurance policy not in force or hereafter obtained during the Employment Period covering officers and directors of the Company against claims made against them or any of them for any act or failure to act in such capacities. The Company shall pay all expenses, including reasonable attorneys' fees actually or necessarily incurred by you in connection with the defense of any action, suit or proceeding arising out of any such claim and in connection with any appeal arising therefrom.

         7. Disclosure of Information. All memoranda, notes, records or other documents made or compiled by you or made available to you during the Employment Period concerning the business of the Company or any of its subsidiaries, shall be the Company's property and shall be delivered

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to the Company by you on the termination of your employment. You shall not use for yourself or others or divulge to others, any proprietary or confidential information of the Company obtained by you as a result of your employment unless authorized by the Company. For purposes of this paragraph 7, the term "proprietary or confidential information" shall mean all information which is known only to you or to you and other employees, former employees, consultants or others in a confidential relationship with the Company which relates to specific matters such as trade secrets, customers, potential customers, vendor lists, pricing and credit techniques, research and development activities, books and records and commission schedules, as they may exist from time to time, which you may have acquired or obtained by virtue of work heretofore or hereafter performed for or on behalf of the Company or which you may acquire or may have acquired knowledge of during the performance of such work, and which is not known to others, or is not readily available to others from sources other than you, or is not in the public domain. In the event of a breach or a threatened breach by you of the provisions of this paragraph 7, the Company shall be entitled to an injunction restraining you from disclosing, in whole or in part, the aforementioned proprietary or confidential information of the Company, or from rendering any services to any person, firm, company, association or other entity to whom or to which such proprietary or confidential information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from you.

         8.       Restrictive Covenants.

                  (a) You hereby acknowledge and recognize the highly competitive nature of the Company's business and, accordingly, agree that, in consideration of the premises contained herein,

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you will not during the Employment Period and thereafter until the Designated
Date (as hereinafter defined): (i) directly or indirectly engage in any Competitive Activity (as hereinafter defined), whether such engagement shall be as an officer, director, employee, consultant, agent, lender, stockholder, or other participant; or (ii) assist others in engaging in Competitive Activity. As used herein, the term "Competitive Activity" shall mean and include the development and marketing of and all activity involving the sale, administration or servicing of statutory disability benefits insurance or any other insurance product, then offered by the Company or by any subsidiary of the Company during the calendar year immediately preceding the termination of your employment hereunder.

                  (b) As used in this paragraph 8, the "Designated Date" shall mean any of the following dates:

                           (i) in the event you willfully terminate your
employment with the Company in violation of this Agreement prior to the expiration of the Employment Period, the term "Designated Date" shall mean the one (1) year anniversary of the date of such termination; or

                           (ii) in the event the Company terminates your
employment under this Agreement for Cause, the term "Designated Date" shall mean the one (1) year anniversary of the date of such termination; or

                           (iii) in the event the Company terminates your
employment without Cause, the term "Designated Date" shall mean the date of such termination; or

                           (iv) in the event of any consolidation or merger of
the Company into or with another corporation during the Employment Period, and the Company is not the surviving entity, or the sale of all or substantially all of the assets of the Company to another corporation

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during the Employment Period, or in the event that fifty (50%) percent or more of the voting common stock of the Company shall be owned by one or more individuals or entities, who are acting in concert or as part of an affiliated group (other than a group one of the members of which is you), at any time during the Employment Period, and this Agreement is terminated by the Company or any successor or surviving corporation, the term "Designated Date" shall mean the one (1) year anniversary of the date of such termination; or

                           (v) subject to the provisions of sub-paragraph 2(b)
hereof, in the event this Agreement terminates at the end of the term of the Employment Period, the term "Designated Date" shall mean the date of such termination or the twelve (12) month anniversary of the date of such termination, as the case may be.

                  It is the desire and intent of the parties that the provisions of this paragraph 8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this paragraph 8 shall be adjudicated to be invalid or unenforceable in any such jurisdiction, such provision of this paragraph 8 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision of this paragraph 8 in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this paragraph 8 is adjudicated to be too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law and you hereby consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

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                  (c) In the event of a breach or threatened breach by you of the provisions of this paragraph 8, the Company shall be entitled to an injunction restraining you from such breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.

         9. Consolidation; Merger; Change of Control. (a) In the event of any consolidation or merger of the Company into or with another corporation during the Employment Period, and the Company is not the surviving entity, or the sale of all or substantially all of the assets of the Company to another corporation during the Employment Period, or in the event that fifty (50%) percent or more of the voting common stock of the Company shall be owned by one or more individuals or entities, who are acting in concert or as part of an affiliated group (other than a group one of the members of which is you, your spouse, your issue, your or your spouse's siblings or any issue thereof) at any time during the Employment Period, (the occurrence of any of the foregoing, a "Change of Control") then this Employment Agreement may be either (i) terminated by the Company or any such successor or surviving corporation on sixty (60) days prior written notice to you provided that such notice shall be accompanied by a certified or cashier's check in an amount equal to Three Hundred and Seventy Thousand Dollars ($370,000); (ii) assigned by the Company or any such successor or surviving corporation on sixty (60) days prior written notice to you provided that upon the first such assignment, such notice shall be accompanied by a certified or cashier's check in an amount equal to Three Hundred and Seventy Thousand Dollars ($370,000); or (iii) continued by the Company or any such successor or surviving corporation by written notice provided that such notice shall be accompanied by a certified or cashier's check in an amount equal to Three Hundred and Seventy Thousand Dollars ($370,000).

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                  (b) Notwithstanding the provisions of paragraph 9 (a) above, any such payments shall be made only in an amount which, when taken together with the present value of all other payments to you that are contingent on a Change in Control of the Company, computed in accordance with the provisions of
Section 280G(d)(4) of the Internal Revenue Code of 1986 (the "Code"), does not equal or exceed three (3) times your "Base Amount," as computed in accordance with Code Section 280G(b)(3).

         10. Key-Man Insurance. You shall cooperate with the Company by completing all necessary applications and take all required physical examinations to enable the Company to obtain and maintain key-man life insurance on your life in whatever amount the Company determines.

         11. Notices. Any notices required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally or by certified or registered mail, return receipt requested, postage prepaid to the following persons at the following addresses, or to such other person at such other address as any party may request by notice in writing to the other party to this Agreement:

                  To you:            Stanley S. Mandel
                                     45 Sutton Place South
                                     New York, New York 10022

                  With a copy to:    Helyn S. Goldstein, Esq.
                                     Weil, Gotshal & Manges, LLP
                                     767 Fifth Avenue
                                     New York, New York 10153

                  To the Company:    Arista Investors Corp.
                                     116 John Street,
                                     New York, NY 10038
                                     Attn:    Secretary


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                  With a copy to:    Michael R. Reiner, Esq.
                                     Morrison Cohen Singer &Weinstein, LLP
                                     750 Lexington Avenue
                                     New York, NY 10022

                  Notice delivered via certified or registered mail pursuant to this Section 11 shall be deemed received by the addressee upon the fifth (5th) day after the sender deposits such notice with the U.S. Postal Service.

         12. Entire Agreement. This instrument contains the entire understanding and agreement between the parties relating to the subject matter hereof, and neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought.

         13. Binding Effect. This Agreement shall be binding on the successors and assigns of the Company and shall inure to the benefit and be enforceable by and against its successors and assigns. This Agreement is personal in nature and may not be assigned or transferred by you without the prior written consent of the Company.

         14. Construction. This Agreement shall be construed in accordance with, and be governed by, the laws of the State of New York for contracts entered into and to be performed in New York.

         15. Assignment. This Agreement is personal in its nature and the Employee shall not assign this Agreement or any interest therein. The Company may assign this Agreement or any of it rights and obligations under this Agreement without the consent of the Employee.

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         16. Employment Agreement with Arista Insurance Company. Except as provided therein, the Employment Agreement between Arista Insurance Company and you, made as of February 17, 1993, and as amended, shall terminate and be of no further force and effect on the Effective Date.

         17. Illegality. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, the legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         18. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, and all of which counterparts shall together constitute a single agreement.

         19. Captions. The captions of the paragraphs hereof are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement.

                  If the foregoing correctly reflects our understanding, please so indicate by signing in the space provided.


                                                ARISTA INVESTORS CORP.


                                                By: /s/ Bernard Kooper
                                                   ----------------------------
                                                        Bernard Kooper,
                                                        Chairman of the Board

Accepted and Agreed to:


/s/ Stanley S. Mandel
---------------------
Stanley S. Mandel




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